UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                           Reliv' International, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         (Title of Class of Securities)

                                   75952 R 100
                                 (CUSIP Number)

Check the follow box if a fee is being paid with this statement. |_| (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 75952 R 100                 13G                      Page 2 of 6 Pages

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     NAME OF REPORTING PERSON
1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stephen M. Merrick

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                    (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     United States

--------------------------------------------------------------------------------
                                      SOLE VOTING POWER
                              5
         NUMBER OF                    944,391

           SHARES         ------------------------------------------------------
                                      SHARED VOTING POWER
        BENEFICIALLY          6

          OWNED BY
                          ------------------------------------------------------
            EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                    944,391

          PERSON          ------------------------------------------------------
                                      SHARED DISPOSITIVE POWER
           WITH               8
--------------------------------------------------------------------------------

CUSIP NO. 75952 R 100                 13G                      Page 3 of 6 Pages


      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
      944,391
--------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.72%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
--------------------------------------------------------------------------------

CUSIP NO. 75952 R 100                 13G                      Page 4 of 6 Pages


ITEM 1.

     (a)  Name of Issuer

               Reliv' International, Inc.

     (b)  Address of Issuer's Principal Executive Offices

               136 Chesterfield Industrial Boulevard
               Chesterfield, Missouri 63005

ITEM 2

     (a)  Name of Person Filing

               Stephen M. Merrick

     (b)  Address of principal Business Office or, if none, Residence

               33 North LaSalle Street, Suite 2200
               Chicago, Illinois 60602

     (c)  Citizenship

               United States

     (d)  Title of Class of Securities

               Common Stock, $.001 Par Value

     (e)  CUSIP Number

               75952 R 100

ITEM 3

     N/A

ITEM 4  OWNERSHIP

     (a)  Amount Beneficially Owned

               944,391

     (b)  Percent of Class

               5.72%

     (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                          944,391

CUSIP NO. 75952 R 100                 13G                      Page 5 of 6 Pages


               (ii)  shared power to vote or to direct the vote


               (iii) sole power to dispose or to direct the disposition of

                          944,391

               (iv)  shared power to dispose or to direct the disposition of


ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10   CERTIFICATION.

               N/A

CUSIP NO. 75952 R 100                 13G                      Page 6 of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


                                              February 3, 2005
                                              --------------------------
                                              Date


                                              /s/Stephen M. Merrick
                                              --------------------------
                                              Stephen M. Merrick